Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Six Flags Entertainment Corporation:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated February 27, 2012 includes an explanatory paragraph that refers to the adoption of the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of April 30, 2010. Accordingly, the Company’s consolidated financial statements prior to April 30, 2010 are not comparable to its consolidated financial statements for periods after April 30, 2010.

Our report on the consolidated financial statements also refers to the Company’s changing its method of evaluating variable interest entities as of January 1, 2010 due to the adoption of new accounting pronouncements issued by the Financial Accounting Standards Board.

KPMG LLP

Dallas, Texas

May 1, 2012